Exhibit 99.1
KINDER MORGAN ANNOUNCES $0.27 PER SHARE DIVIDEND AND RESULTS FOR FOURTH QUARTER OF 2021

HOUSTON, January 19, 2022 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.27 per share for the fourth quarter ($1.08 annualized), payable on February 15, 2022, to stockholders of record as of the close of business on January 31, 2022. This dividend is a 3% increase over the fourth quarter of 2020.

KMI is reporting fourth quarter net income attributable to KMI of $637 million, compared to $607 million in the fourth quarter of 2020; and distributable cash flow (DCF) of $1,093 million, compared to $1,250 million in the fourth quarter of 2020. Adjusted Earnings were $609 million for the quarter, versus $604 million in the fourth quarter of 2020.

“Our assets once again generated robust Adjusted Earnings and strong coverage of this quarter’s dividend. The company provides our investors with dependable value grounded on stable cash flows and a time-honored corporate philosophy: fund our expansion capital opportunities internally, maintain a healthy balance sheet, and return excess cash to our shareholders through dividend increases and/or share repurchases,” said KMI Executive Chairman Richard D. Kinder.

“We closed out 2021 as a record year financially, beginning with our outstanding commercial and operational performance during Winter Storm Uri. We followed that by achieving our 2021 EBITDA target — not counting the earnings during the storm,” said KMI Chief Executive Officer Steve Kean. “I am especially proud of our more than 10,000 co-workers, who remained laser-focused on safety, operational excellence, and customer service — despite the waxing and waning pandemic and frequently changing restrictions around the country,” continued Kean.

“As we complete our 25th year, future prospects for the company look very bright. Our business model, predominantly take-or-pay and fee-based long-term contracts with creditworthy customers, remains durable. And our interconnected network of transportation and storage infrastructure is now recognized as even more valuable in the marketplace. We remain committed to allocating capital conservatively in both our traditional businesses and new opportunities in the low-carbon energy transition. With multiple new deals and arrangements for transporting responsibly-sourced or certified natural gas, we are leveraging our status as a low methane emission intensity leader within our sector. Our assets remain well positioned to serve growing domestic markets and export locations for liquefied natural gas (LNG) and Mexico. Over the next 25 years we plan to build on continued strong performance in our base businesses while exploring exciting new opportunities in the growing low-carbon sector,” Kean concluded.

“Our financial performance during the quarter was strong, as we generated fourth quarter earnings per share of $0.28, a 4% increase over the $0.27 earnings per share achieved in the fourth quarter of 2020,” said KMI President Kim Dang. “At $0.48 per share, DCF per share was down $0.07 from the fourth quarter of 2020, primarily due to higher sustaining capital expenditures in the fourth quarter of 2021 versus the fourth quarter of 2020. During the quarter, we generated $477 million of excess DCF above our declared dividend.

“The integration of our Kinetrex Energy and Stagecoach acquisitions went very well and Kinetrex made good progress on the construction of its three new landfill-based renewable natural gas (RNG) facilities during the quarter,” continued Dang. “Both acquisitions outperformed our acquisition models for the year.”

For the full year 2021, KMI reported net income attributable to KMI of $1,784 million, compared to $119 million in 2020; and DCF of $5,460 million, up 19% from $4,597 million for the comparable period in 2020. The increases compared to the prior period are primarily related to KMI’s strong performance during the February winter storm and are therefore largely nonrecurring.

2022 Outlook

For 2022, KMI expects to generate net income attributable to KMI of $2.5 billion and declare dividends of $1.11 per share, a 3% increase from the 2021 declared dividends. KMI expects to generate 2022 DCF of $4.7 billion and Adjusted EBITDA of $7.2 billion; and to end 2022 with a Net Debt-to-Adjusted EBITDA ratio of 4.3, below our long-term target of approximately 4.5 times. The $4.7 billion DCF and 4.3 times leverage metric do not reflect the potential impact of the possible use of up to $750 million available for attractive opportunities, including share repurchases.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was up 2% in the fourth quarter of 2021 relative to the fourth quarter of 2020,” said Dang. “The segment provided higher contributions from the full year in-service of the Permian Highway Pipeline, as well as from our new Stagecoach assets and from increased volumes and favorable pricing on our Altamont and South Texas gathering systems. These were offset by lower contributions from Fayetteville Express Pipeline (FEP), Natural Gas Pipeline of America (NGPL), and El Paso Natural Gas (EPNG).”

Natural gas transport volumes were down 3% compared to the fourth quarter of 2020, with declines on Colorado Interstate Gas Pipeline due to continued declining production in the Rockies basins; on EPNG due to pipeline outages; and on FEP due to contract expirations. These declines were partially offset by increased volumes from the Permian Highway Pipeline going into service and from Tennessee Gas Pipeline (TGP) and Kinder Morgan Louisiana Pipeline due primarily to increased deliveries to LNG customers. Natural gas gathering volumes were up 6% from the fourth quarter of 2020 with higher volumes across multiple systems, most notably on our Eagle Ford assets.

“Contributions from the Products Pipelines segment were up compared to the fourth quarter of 2020 as demand recovery continued,” Dang said. “Total refined products volumes were up 9%, while crude and condensate pipeline volumes were down 3% compared to the fourth quarter of 2020. Gasoline volumes were above the comparable period last year by 7% and diesel volumes were down 4%. Jet fuel volumes continue their strong rebound, up 48% versus the fourth quarter of 2020.

“Terminals segment earnings were down compared to the fourth quarter of 2020. The variance was largely attributable to weakness in our Jones Act business, which experienced lower average charter rates. Fortunately, fleet utilization has improved with all of our vessels presently sailing under firm contracts,” said Dang. “While we benefited from continued strength in export coal volumes, earnings in our bulk business were down compared to the fourth quarter of 2020 owing primarily to operational disruptions associated with Hurricane Ida, one-time costs related to an expired port lease, and a gain in the prior year period realized in connection with the sale of an equity investment. Liquid volumes continued to strengthen across our network in the fourth quarter with activity at our truck rack terminals serving primarily domestic consumers exceeding pre-pandemic levels. While volumes remained below 2019 levels at our refined products hub along the Houston Ship Channel, marine exports strengthened in the fourth quarter, approaching a pre-pandemic high.

“CO2 segment earnings were down compared to the fourth quarter of 2020 due to lower CO2 sales and crude volumes and realized crude prices, partially offset by higher realized CO2 and NGL prices. Due to hedges entered into in prior periods at then-prevailing prices, our realized weighted average crude oil price for the quarter was down 2% at $54.19 per barrel compared to $55.41 per barrel for the fourth quarter of 2020. NGL volumes net to KMI were down 1% versus the fourth quarter of 2020, while our weighted average NGL price for the quarter was up 64% from the fourth quarter of 2020 at $30.23 per barrel,” said Dang. “Fourth quarter 2021 combined oil production across all of our fields was down 4% compared to the same period in 2020 on a net to KMI basis, but above plan for the year. CO2 sales volumes were down 13% on a net to KMI basis but have started 2022 above budget.”

Other News

Corporate
•In November 2021, KMI issued $500 million of 1.75% senior notes due November 2026 and $300 million in a re-opening of its 3.60% senior notes due February 2051, in order to prefund a portion of its first quarter 2022 maturities.

Natural Gas Pipelines
•On December 15, 2021, TGP filed with the Federal Energy Regulatory Commission (FERC) a proposal to implement a responsibly sourced natural gas (RSG) supply aggregation pooling service at select locations across the TGP system. The proposed service is designed to enable suppliers and customers on TGP to purchase and sell RSG supply at non-physical trading locations, ultimately serving utilities, power plants and LNG facilities connected to the TGP system. Producers who have already obtained RSG certifications from qualified third-party organizations are anticipated to supply the RSG for the proposed pooling service, and the supply is expected to grow as RSG becomes the fuel of choice among customers. Pending regulatory approval from the FERC, this service is expected to be available in the second quarter of 2022.
•Kinder Morgan Louisiana Pipeline’s approximately $127 million Acadiana expansion project was placed in full service on October 20, 2021, ahead of schedule. The project provides 945,000 dekatherms per day of capacity to serve Train 6 at Cheniere’s Sabine Pass Liquefaction facility in Cameron Parish, Louisiana.

Products Pipelines
•KMI continues to make progress on its previously announced renewable diesel hub in Northern California, with permitting and engineering design underway. The company is constructing a $36 million renewable diesel rail hub at its Bradshaw Terminal to accommodate up to 15,000 barrels per day of blended diesel throughput at the truck rack. This project is expected to be placed in service in the first quarter of 2023.
•In Southern California, KMI continues to work with customers to develop a renewable diesel hub at its Colton Terminal, which will connect marine and other delivered renewable diesel supplies in the Los Angeles harbor hub to nearby growth areas via KMI’s SFPP pipeline. This will allow customers to deliver renewable diesel for blending with regular diesel and biodiesel for multiple concentrations of renewable fuel at our truck racks. With an anticipated in-service date in the first quarter of 2023, this would be the first movement of pure renewable diesel by pipeline in the country. KMI expects that the capacity provided by this project will be filled quickly, and we expect this project to be committed and sanctioned in the first quarter of 2022.
•The company continues construction work at its Carson Terminal to connect marine supplies of renewable diesel coming into its Los Angeles harbor hub to its truck rack for delivery of unblended renewable diesel to the local markets. This project is currently expected to be in service in December 2022.

Terminals
•Tank conversion work has commenced on the initial phase of the renewable feedstock storage and logistics hub under development at KMI’s Harvey, Louisiana facility. Upon completion of the project, the facility will serve as the primary hub where Neste, a leading provider of renewable and circular solutions, will store a variety of raw materials such as used cooking oil. The approximately $65 million project, which is supported by a long-term commercial commitment from Neste, is expected to commence operations in the first quarter of 2023.
•Long-lead equipment has been ordered for a previously-announced project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities has been updated to reflect final operating parameter assumptions, as well as waste gas combustion reductions, and now stands at approximately 34,000 metric tons per year or a

38% reduction in total facility GHG emissions versus 2019 (pre-pandemic). The project is expected to be in service by the third quarter of 2023.

Energy Transition Ventures
•Construction continues on Kinetrex Energy’s three new landfill-based renewable natural gas (RNG) facilities in Indiana. The approximately $146 million projects are on time and on budget with the first facility expected to be in service by September 2022, and the last facility by January 2023. KMI will begin monetizing renewable identification numbers (RINs) from the new plants in the first quarter of 2023. Upon completion of the projects, total annual RNG production from all sites is estimated to be more than 4 billion cubic feet.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines, 143 terminals, and 700 billion cubic feet of working natural gas storage capacity. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, January 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; and Net Debt-to-Adjusted EBITDA.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7).

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. In prior periods, Net income was considered the comparable GAAP measure and has been updated to Net income attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy transition-related opportunities; KMI’s 2022 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the impacts of the COVID-19 pandemic and the pace and extent of economic recovery; the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2021	2020		2021	2020
Revenues	$4,425	$3,115		$16,610	$11,700
Operating costs, expenses and other
Costs of sales	1,989	786		6,493	2,545
Operations and maintenance	658	606		2,368	2,475
Depreciation, depletion and amortization	540	528		2,135	2,164
General and administrative	165	187		655	648
Taxes, other than income taxes	102	83		426	378
Loss (gain) on impairments and divestitures, net	22	(55)		1,624	1,932
Other income, net	(1)	—		(7)	(2)
Total operating costs, expenses and other	3,475	2,135		13,694	10,140
Operating income	950	980		2,916	1,560
Other income (expense)
Earnings from equity investments	199	218		591	780
Amortization of excess cost of equity investments	(22)	(41)		(78)	(140)
Interest, net	(370)	(381)		(1,492)	(1,595)
Other, net	18	24		282	56
Income before income taxes	775	800		2,219	661
Income tax expense	(121)	(177)		(369)	(481)
Net income	654	623		1,850	180
Net income attributable to NCI	(17)	(16)		(66)	(61)
Net income attributable to Kinder Morgan, Inc.	$637	$607		$1,784	$119
Class P Shares
Basic and diluted earnings per share	$0.28	$0.27	4%	$0.78	$0.05	1,460%
Basic and diluted weighted average shares outstanding	2,267	2,264	—%	2,266	2,263	—%
Declared dividends per share	$0.27	$0.2625	3%	$1.08	$1.05	3%
Adjusted Earnings (1)	$609	$604	1%	$3,004	$2,011	49%
Adjusted Earnings per share (1)	$0.27	$0.27	—%	$1.32	$0.88	50%

Note:
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2021	2020		2021	2020
Net income attributable to Kinder Morgan, Inc. (GAAP)	$637	$607		$1,784	$119
Total Certain Items	(28)	(3)		1,220	1,892
Adjusted Earnings (1)	609	604	1%	3,004	2,011	49%
DD&A and amortization of excess cost of equity investments for DCF (2)	627	659		2,481	2,671
Income tax expense for DCF (1)(2)	189	186		943	670
Cash taxes (2)	(13)	(11)		(69)	(68)
Sustaining capital expenditures (2)	(306)	(181)		(864)	(658)
Other items (3)	(13)	(7)		(35)	(29)
DCF	$1,093	$1,250	(13)%	$5,460	$4,597	19%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2021	2020		2021	2020
Natural Gas Pipelines	$1,215	$1,189	2%	$5,463	$4,466	22%
Products Pipelines	281	258	9%	1,117	1,027	9%
Terminals	244	258	(5)%	950	990	(4)%
CO2	158	167	(5)%	754	652	16%
Adjusted Segment EBDA (1)	1,898	1,872	1%	8,284	7,135	16%
General and administrative and corporate charges (1)	(158)	(125)		(623)	(561)
JV DD&A and income tax expense (1)(2)	81	106		351	449
Net income attributable to NCI (1)	(17)	(16)		(66)	(61)
Adjusted EBITDA	1,804	1,837	(2)%	7,946	6,962	14%
Interest, net (1)	(379)	(388)		(1,518)	(1,610)
Cash taxes (2)	(13)	(11)		(69)	(68)
Sustaining capital expenditures (2)	(306)	(181)		(864)	(658)
Other items (3)	(13)	(7)		(35)	(29)
DCF	$1,093	$1,250	(13)%	$5,460	$4,597	19%
Weighted average shares outstanding for dividends (4)	2,280	2,277		2,278	2,276
DCF per share	$0.48	$0.55		$2.40	$2.02
Declared dividends per share	$0.27	$0.2625		$1.08	$1.05

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes pension contributions, non-cash pension expense and non-cash compensation associated with our restricted stock program.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2021	2020		2021	2020
Net income attributable to Kinder Morgan, Inc. (GAAP) (1)	$637	$607	5%	$1,784	$119	1,399%
Certain Items:
Fair value amortization	(4)	(4)		(19)	(21)
Legal, environmental and taxes other than income tax reserves	48	(12)		160	26
Change in fair value of derivative contracts (2)	(45)	5		19	(5)
Loss (gain) on impairments, divestitures and other write-downs, net (3)	20	(55)		1,535	327
Loss on impairments of goodwill (4)	—	—		—	1,600
Restricted stock accelerated vesting and severance	—	52		—	52
COVID-19 costs	—	4		—	15
Income tax Certain Items	(52)	7		(491)	(107)
Other	5	—		16	5
Total Certain Items (5)	(28)	(3)		1,220	1,892
DD&A and amortization of excess cost of equity investments	562	569		2,213	2,304
Income tax expense (6)	173	170		860	588
JV DD&A and income tax expense (6)(7)	81	106		351	449
Interest, net (6)	379	388		1,518	1,610
Adjusted EBITDA	$1,804	$1,837	(2)%	$7,946	$6,962	14%

Notes
(1)	In prior periods, Net income was considered the comparable GAAP measure and has been updated to Net income attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures.
(2)	Gains or losses are reflected in our DCF when realized.
(3)
Three months and year ended December 31, 2021 each include a pre-tax non-cash impairment of $20 million related to our Wilmington terminal resulting from certain commercial contract terminations and lower expectations regarding the volumes and rates associated with re-contracting. Year ended December 31, 2021 amount also includes (i) a pre-tax non-cash impairment loss of $1,600 million related to our South Texas gathering and processing assets within our Natural Gas Pipelines business segment resulting from lower expectations regarding the volumes and rates associated with re-contracting; and (ii) a write-down of $117 million, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income, on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C., partially offset by a pre-tax gain of $206 million, reported within “Other, net” on the accompanying Preliminary Consolidated Statement of Income, associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC. Three months and year ended December 31, 2020 amounts each include a $55 million pre-tax gain on sale of terminal assets. Year ended December 31, 2020 amount also includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment. Except as otherwise noted above, these amounts are reported within “Loss (gain) on impairments and divestitures, net” on the accompanying Preliminary Consolidated Statement of Income. (See Table 1.)

(4)
Year ended December 31, 2020 amount includes a non-cash impairments of goodwill of $1,000 million and $600 million associated with our Natural Gas Pipelines Non-Regulated and CO2 reporting units, respectively.

(5)	Three months ended December 31, 2021 and 2020 amounts include $(5) million and less than $(1) million, respectively, and years ended December 31, 2021 and 2020 amounts include $124 million and $(4) million, respectively, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income.
(6)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(7)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Natural Gas Pipelines
Transport volumes (BBtu/d)	38,527	39,649	38,577	38,330
Sales volumes (BBtu/d)	2,450	2,421	2,473	2,353
Gathering volumes (BBtu/d)	3,005	2,829	2,749	3,039
NGLs (MBbl/d) (1)	29	27	29	27
Products Pipelines (MBbl/d)
Gasoline (2)	985	922	987	897
Diesel fuel	375	389	390	375
Jet fuel	244	165	223	179
Total refined product volumes	1,604	1,476	1,600	1,451
Crude and condensate	484	498	498	552
Total delivery volumes (MBbl/d)	2,088	1,974	2,098	2,003
Terminals (1)
Liquids leasable capacity (MMBbl)	79.9	79.7	79.9	79.7
Liquids utilization %	93.0%	95.3%	93.0%	95.3%
Bulk transload tonnage (MMtons)	13.6	12.6	51.7	48.0
CO2
SACROC oil production	19.82	20.93	19.88	21.83
Yates oil production	6.91	6.37	6.57	6.61
Katz and Goldsmith oil production	1.95	2.57	2.21	2.75
Tall Cotton oil production	1.12	1.16	1.05	1.69
Total oil production - net (MBbl/d) (3)	29.80	31.03	29.71	32.88
NGL sales volumes - net (MBbl/d) (3)	9.54	9.67	9.38	9.49
CO2 sales volumes - net (Bcf/d)	0.34	0.39	0.38	0.44
Realized weighted average oil price ($ per Bbl)	$54.19	$55.41	$52.71	$53.78
Realized weighted average NGL price ($ per Bbl)	$30.23	$18.45	$25.39	$17.95

CO2 Segment Hedges	2022	2023	2024	2025
Crude Oil (4)
Price ($ per Bbl)	$57.92	$55.57	$54.92	$55.28
Volume (MBbl/d)	21.80	15.00	8.90	4.65
NGLs
Price ($ per Bbl)	$48.43
Volume (MBbl/d)	2.94
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.52
Volume (MBbl/d)	21.50

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$1,140	$1,184
Other current assets	2,689	2,019
Property, plant and equipment, net	35,653	35,836
Investments	7,578	7,917
Goodwill	19,914	19,851
Deferred charges and other assets	3,442	5,166
Total assets	$70,416	$71,973
Liabilities, Redeemable Noncontrolling Interest and Stockholders' Equity
Short-term debt	$2,646	$2,558
Other current liabilities	3,175	2,516
Long-term debt	29,772	30,838
Debt fair value adjustments	902	1,293
Other	2,000	2,202
Total liabilities	38,495	39,407
Redeemable Noncontrolling Interest	—	728
Other stockholders' equity	31,234	31,843
Accumulated other comprehensive loss	(411)	(407)
Total KMI stockholders' equity	30,823	31,436
Noncontrolling interests	1,098	402
Total stockholders' equity	31,921	31,838
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$70,416	$71,973

Net Debt (1)	$31,214	$32,042

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	December 31,	December 31,
	2021	2020
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1,784	$119
Total Certain Items	1,220	1,892
DD&A and amortization of excess cost of equity investments	2,213	2,304
Income tax expense (2)	860	588
JV DD&A and income tax expense (2)(3)	351	449
Interest, net (2)	1,518	1,610
Adjusted EBITDA	$7,946	$6,962

Net Debt-to-Adjusted EBITDA	3.9	4.6

Notes
(1)	Amounts exclude (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $64 million and $170 million as of December 31, 2021 and December 31, 2020, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,213	$1,199	$3,815	$3,483
Certain Items	2	(10)	1,648	983
Natural Gas Pipelines Adjusted Segment EBDA	1,215	1,189	5,463	4,466
Products Pipelines (GAAP)	272	258	1,064	977
Certain Items	9	—	53	50
Products Pipelines Adjusted Segment EBDA	281	258	1,117	1,027
Terminals (GAAP)	219	313	908	1,045
Certain Items	25	(55)	42	(55)
Terminals Adjusted Segment EBDA	244	258	950	990
CO2 (GAAP)	161	161	760	(292)
Certain Items	(3)	6	(6)	944
CO2 Adjusted Segment EBDA	158	167	754	652
Total Segment EBDA (GAAP)	1,865	1,931	6,547	5,213
Total Segment EBDA Certain Items	33	(59)	1,737	1,922
Total Adjusted Segment EBDA	$1,898	$1,872	$8,284	$7,135
Depreciation, depletion and amortization (GAAP)	$(540)	$(528)	$(2,135)	$(2,164)
Amortization of excess cost of equity investments (GAAP)	(22)	(41)	(78)	(140)
DD&A and amortization of excess cost of equity investments	(562)	(569)	(2,213)	(2,304)
JV DD&A	(65)	(90)	(268)	(367)
DD&A and amortization of excess cost of equity investments for DCF	$(627)	$(659)	$(2,481)	$(2,671)
General and administrative (GAAP)	$(165)	$(187)	$(655)	$(648)
Corporate benefit (charges)	7	6	32	(5)
Certain Items	—	56	—	92
General and administrative and corporate charges (1)	$(158)	$(125)	$(623)	$(561)
Interest, net (GAAP)	$(370)	$(381)	$(1,492)	$(1,595)
Certain Items	(9)	(7)	(26)	(15)
Interest, net (1)	$(379)	$(388)	$(1,518)	$(1,610)
Income tax expense (GAAP)	$(121)	$(177)	$(369)	$(481)
Certain Items	(52)	7	(491)	(107)
Income tax expense (1)	(173)	(170)	(860)	(588)
Unconsolidated JV income tax expense (1)(2)	(16)	(16)	(83)	(82)
Income tax expense for DCF (1)	$(189)	$(186)	$(943)	$(670)
Net income attributable to NCI (GAAP)	$(17)	$(16)	$(66)	$(61)
NCI associated with Certain Items (3)	—	—	—	—
Net income attributable to NCI (1)	$(17)	$(16)	$(66)	$(61)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Additional JV information
Unconsolidated JV DD&A	$(76)	$(101)	$(312)	$(407)
Less: Consolidated JV partners' DD&A	(11)	(11)	(44)	(40)
JV DD&A	(65)	(90)	(268)	(367)
Unconsolidated JV income tax expense (1)(2)	(16)	(16)	(83)	(82)
JV DD&A and income tax expense (1)	$(81)	$(106)	$(351)	$(449)
Unconsolidated JV cash taxes (2)	$(13)	$(11)	$(60)	$(62)
Unconsolidated JV sustaining capital expenditures	$(35)	$(36)	$(116)	$(120)
Less: Consolidated JV partners' sustaining capital expenditures	(4)	(2)	(9)	(6)
JV sustaining capital expenditures	$(31)	$(34)	$(107)	$(114)

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Three months and years ended December 31, 2021 and 2020 amounts each include less than $1 million of noncontrolling interests associated with Certain Items.